                                                                    Exhibit 10.4

Certain confidential portions of this Exhibit were omitted by means of blackout of the text (the "Mark"). This Exhibit has been filed separately with the Secretary of the Securities and Exchange Commission without the Mark pursuant to the Company's Application for Order Granting Confidential Treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

WEST PHARMACEUTICAL SERVICES LOGO


                       WEST PHARMACEUTICAL SERVICES, INC.


                         And its wholly owned subsidiary


                   WEST PHARMACEUTICAL SERVICES DRUG DELIVERY
                         & CLINICAL RESEARCH CENTRE LTD.

                                       and




                     INNOVATIVE DRUG DELIVERY SYSTEMS, INC.



--------------------------------------------------------------------------------
                                LICENSE AGREEMENT
--------------------------------------------------------------------------------



                              Dated August 25, 2000

                                LICENSE AGREEMENT

         THIS IS A LICENSE AGREEMENT (the "Agreement"), dated as of August 25, 2000 (the "Effective Date"), among West Pharmaceutical Services, Inc., a Pennsylvania corporation, ("West") with offices at 101 Gordon Drive, Lionville, PA, 19341, its wholly owned subsidiary West Pharmaceutical Services Drug Delivery & Clinical Research Centre Ltd., a corporation organized under the laws of England and Wales, ("West/Nottingham") with offices at Albert Einstein Centre, Nottingham Science and Technology Park, University Boulevard, Nottingham, NG7 2TN, United Kingdom; and Innovative Drug Delivery Systems, Inc., a Delaware corporation, ("IDDS") with offices at 787 Seventh Avenue, New York, New York 10019.

                                   Background

         West (directly and through its subsidiaries, including West/Nottingham) is engaged in, among other things, the research and development of novel means of delivering pharmaceutical compounds using its patented and proprietary drug-delivery technology.

         West/Nottingham is the owner of the entire right, title and interest in certain issued letters. patent and pending patent applications as set forth in
Schedule 1 hereto relating to the use of chitosan for the transmucosal delivery of pharmaceutical compounds.

         IDDS desires to conduct and fund further research and development activities with respect to West's drug delivery technology with a view toward commercialization of certain identified products for the treatment of pain in humans and animals. IDDS desires to secure, and West and West/Nottingham desire to grant, an exclusive worldwide license under the patents and patent applications, and a non-exclusive license to certain other related patented and unpatented technology to make, use and sell such products, all on the terms and subject to the conditions set forth below.

                                    Agreement

         Accordingly, intending to be legally bound, the parties agree as follows:

1. Definitions. Terms defined in this Section 1 and parenthetically elsewhere in this Agreement will throughout this Agreement have the meanings here or there provided. Defined terms may be used in the singular or in the plural, as sense shall require.

         1.1 "Affiliate" means, with respect to any Party, an entity, over 50% of the voting securities of which are directly or indirectly controlled by such Party, or an entity that directly or indirectly controls over 50% of the voting securities of such Party.

         1.2 "Background IP" means know-how, knowledge, experience, inventions, processes, technical information, trade secrets, formulas, protocols, data and results (and any patents and patent applications claiming any of the foregoing) arising from or acquired outside the development activities covered by this Agreement and the R&D Agreements that is necessary or useful for practicing the art covered by the Licensed Patents or Program IP.

         1.3 "Chitosan-based Technology" means all of West's patented or proprietary drug-delivery technology using chitosans, which is appropriate for delivering drug compounds within the Field of Use.

         1.4 "Clinical Manufacturing Agreement" means the agreement between IDDS and West Pharmaceutical Services Lakewood, Inc., a wholly owned subsidiary of West ("West/Lakewood"), to be entered into by the Parties providing for the manufacture of clinical supplies of a Licensed Product containing Morphine.

         1.5 "COX-2 Inhibitor" means any compound that inhibits the cyclooxygenase-2 (COX-2) enzyme.

         1.6 "Development Milestone and Option Agreement" means the agreement between IDDS and West and West/Nottingham, to be entered into by the Parties providing for the payment of development milestones and granting an option for West to manufacture commercial quantities of Licensed Products containing Morphine.

         1.7 "EMEA" means the European Agency for the Evaluation of Medical Products.

         1.8      "FDA" means the U.S. Food and Drug Administration.

         1.9 "Field of Use" means the transmucosal delivery to humans or animals of Identified Compounds for the treatment of pain and with respect to Midazolam only, for sedation or the treatment of pain or anxiety. As used in this Agreement, the term "transmucosal" means via the nasal, sublingual, pulmonary, rectal or vaginal mucosa.

         1.10 "Identified Compound" means (a) opioid alkaloid morphine and/or a salt thereof ("Morphine"), (b) Fentanyl, (c) Midazolam, and (d) such other drug compound agreed to by the parties in accordance with Section 3.2 hereof.

         1.11 "Licensed Patents" means the letters patent and letters patent that may issue from patent applications listed in Schedule 1 hereto, including all continuations, continuations-in-part, divisionals, reissues and reexaminations thereof.

         1.12 "Licensed Product" means an Identified Compound whose composition, manufacture or use comes within the scope of any unexpired claim of any of the Licensed Patents then in force in the country iA which the activity at issue takes place.

         1.13 "M-6-G Option Agreement" means the agreement to be entered into among the Parties which provides for IDDS to have an option to add morphine-6-glucuronide as an Identified Compound under this Agreement.

         1.14 "Major Market Country" means the United States, Japan, or any European Union nation party to the EMEA Mutual Recognition guidelines for pharmaceutical products.

         1.15 "Net Sales Price" means the actual gross amount invoiced for the sale of a Licensed Product by IDDS or any Sublicensee, less: (i) trade, cash, promotional and quantity discounts;
                  (ii) recalls, credits and allowances on account of returned or rejected Licensed Products including, but not limited to, allowance for breakage and spoilage; (iii) rebates, chargebacks and amounts paid on sale or dispensing of Licensed Product; (iv) retroactive price reductions; and (v) sales, excise, VAT or other taxes, transportation and insurance charges and additional special transportation, customs duties and other governmental charges actually paid by IDDS or any Sublicensee.

         1.16     "NSAIDS" means non-steroidal anti-inflammatory drug compounds.

         1.17     "Party" means a party to this Agreement.

         1.18 "Person" means an individual, partnership, limited liability company, corporation, trust or unincorporated organization or other business entity, and a government or agency or political subdivision thereof.

         1.19 "Program IP" means know-how, knowledge, experience, inventions, processes, technical information, trade secrets, formulas, protocols, data and results (and any patents and patent applications claiming any of the foregoing), arising from or acquired specifically in the course of the development activities covered by this Agreement and the R&D Agreements that relate specifically to the Field of Use.

         1.20 "R&D Agreement" means the research and development agreements to be entered into among the Parties providing for, among other things, the research and development activities to be performed by or on behalf of the Parties and the milestone payments to be paid to West by IDDS with respect to each Identified Compound.

         1.21 "Regulatory Agency" means any governmental regulatory authority responsible for granting health or pricing approvals, registrations, import permits and other approvals required before a Licensed Product may be tested or marketed in any country. Regulatory Agency shall include the FDA, EMEA and any analogous agency in any other country or region.

         1.22 "Royalty Payment Period" means (i) the period of time commencing on the date of the first commercial sale of a Licensed Product in any country and ending on the day immediately before the first day of the seventh calendar month thereafter and (ii) each subsequent period of six calendar months.

         1.23 "Royalty Reporting Period" means (i) the period of time commencing on the date of the first commercial sale of a Licensed Product in any country and ending on the day immediately before the first day of the fourth calendar month thereafter and (ii) each subsequent period of three calendar months.

         1.24 "Sublicensee" means any Person granted a sublicense by IDDS under Section 2.1.3 hereof.

         1.25 "Western Europe" means the countries of Andorra, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Ireland, Liechtenstein, Luxembourg, Monaco, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom.

2.       Grant of Rights.

         2.1 Subject to the terms and conditions of this Agreement, West and West/Nottingham, as applicable, hereby grant, and IDDS accepts, a license providing the following rights:

                  2.1.1 the worldwide exclusive right to use and practice the art covered by the Licensed Patents and the Program IP to develop, have developed, make, have made, use, offer to sell, sell, have offered for sale, have sold, import and have imported the Licensed Products in the Field of Use;

                  2.1.2 the non-exclusive worldwide right to use and practice the art covered by the Background IP to the extent necessary to exploit the rights granted in Section 2.1.1; and

                  2.1.3 the right to sublicense any or all of the rights granted in Sections 2.1.1 and 2.1.2 hereof.

         2.2 For purposes of this Agreement, the expression "exclusive right" means that neither West, West/Nottingham nor any of their Affiliates have, nor will any of them grant, nor shall any of them have authority to grant any Person, any right to make, use, market or sell any Licensed Products within the Field of Use. West and West/Nottingham reserve all rights not expressly granted and not inconsistent with IDDS's full exercise of the rights granted under this Agreement.

         2.3 West's Right to Terminate Agreement. West may, in its sole and absolute discretion, terminate this Agreement if:

                  2.3.1 within 30 days of the Effective Date the Parties, following good faith negotiations, do not enter into all of the following:

                           (a)      the Clinical Manufacturing Agreement,

                           (b)      the Development Milestone and Option
                                    Agreement,

                            (c) an R&D Agreement with respect to Midazolam (each of items a, b and c of this Section
                                    2.3.1 to contain terms and conditions
                                    consistent with those specified in the
                                    Letter of Intent dated June 19, 2000 among
                                    West, IDDS (f/k/a Alchemy Pharmaceuticals,
                                    Inc.) and Paramount Capital Investments, LLC
                                    (the "Letter of Intent") with respect to the appropriate Identified Compound and subject matter), and

                           (d) the M-6-G Option Agreement (which shall contain terms and conditions consistent with those set forth in Exhibit A hereto);

                  or

                  2.3.2 within 30 days of the Effective Date IDDS does not obtain at least $10 million in equity financing, said amount to be available to IDDS without restriction.

         2.4      West's Right To Terminate Fentanyl License.

                  2.4.1 The Parties shall endeavor to enter into within 30 days of the Effective Date an R&D Agreement with respect to Fentanyl, which shall contain terms and conditions consistent with those specified in the Letter of Intent with respect to Fentanyl with chitosan, provided that such R&D Agreement shall also provide that IDDS need not commence development work on a Licensed Product containing Fentanyl and chitosan until the FDA allows (by way of a pre-Phase III meeting or otherwise) the commencement of Phase III clinical studies with respect to a Licensed Product containing opioid alkaloid morphine and/or a salt thereof and chitosan.

                  2.4.2 If the Parties, despite continuing good faith negotiations, are unable to complete the Fentanyl R&D Agreement within 30 days of the Effective Date, either Party may request an additional 30 days to complete good faith negotiations and enter into such an agreement.

                  2.4.3 If, within 60 days of the Effective Date, following good faith negotiations, the parties do not enter into the agreement referenced in Section 2.4.1, then West may, in its sole and absolute discretion, terminate the licenses granted hereunder with respect to Fentanyl.

         2.5 The provisions of Section 7.3 and 7.4 of this Agreement shall apply to any termination under Section 2.3 or, with respect only to Fentanyl, 2.4.

 3.      Rights to Additional Technology.

         3.1 Right of First Refusal. West will promptly notify IDDS if a third Person wants to begin negotiations with West or any of its Affiliates for the development of Chitosan-based Technology for the transmucosal delivery of any non-proprietary drug compounds in the Field of Use. West may negotiate with any such third Person, provided that IDDS will have the right of first refusal, exercisable within 30 days following receipt by IDDS of West's notice, to enter into research, development, license and similar agreements on the same terms and conditions as may result from such negotiations. Notwithstanding the foregoing, the right of first refusal shall not apply to (and West shall have no duty of notification with respect to) the following: (i) COX-2 Inhibitors; (ii) NSAIDs; (iii) the indications of (A) inflammation caused by osteo-arthritis and rheumatoid arthritis, and (B) with respect to compounds contractually under development as of June 13, 2000 on behalf of third-party clients, migraine; (iv) in the event that the Parties do not enter into the M-6-G Option Agreement within 30 days of the Effective Date, or if entered into IDDS does not exercise the option therein granted, morphine-6-glucuronide; and (v) in the event of a Fentanyl license termination pursuant to Section 2.4, Fentanyl.

         3.2 Extension of Grant of Rights to Certain Additional Compounds for Pain.

                  3.2.1 IDDS may exercise the rights to the Chitosan-based Technology granted in Section 2 hereof with respect to any additional (i) non-proprietary or (ii) proprietary or patented drug compounds either owned outright or licensed by IDDS (including for this purpose any of its Sublicensees) ("Additional Compounds"), and such Additional Compounds shall be included as Identified Compounds for all purposes of this Agreement, provided that:

                           (a) any such Additional Compound is subject to the Field of Use;

                           (b) IDDS shall pay to West/Nottingham royalty payments with respect to each such Additional Compound as if it were included as an Identified Compound in this Agreement; and

                           (c)      IDDS shall pay to West/Nottingham
                                    Proof-of-Concept and milestone payments with respect to each such Additional Compound on the same terms as specified in the Letter of Intent with respect to Nasal Fentanyl; provided, that nothing herein shall impose any obligation on West or West/Nottingham to perform any Proof-of-Concept study or other research or development work in consideration for such Proof-of-Concept or milestone payments.

                  3.2.2 In connection with any such Additional Compound, IDDS shall grant West, at West's option, an exclusive right of first negotiation to negotiate an R&D Agreement for the pre-clinical development of such Additional Compound, as follows:

                           (a) Within 30 days after the date of receipt of notice that IDDS wishes to extend the rights granted hereunder to an Additional Compound, West shall inform IDDS whether or not it wishes to enter into negotiations towards entering into an R&D Agreement for the pre-clinical development of such Additional Compound.

                            (b) If West does wish to enter into such an R&D Agreement, West and IDDS shall negotiate in good faith the terms of such R&D Agreement for a period not to exceed 90 days.

                            (c) If West does not wish to enter into such an R&D Agreement or West and IDDS fail to reach agreement on the terms of such agreement within such 90-day period, then IDDS shall be free to proceed with third Persons with pre-clinical development of such Additional Compound.

                  3.2.3 West may license the Chitosan-based Technology and Program IP in the Field of Use to third Persons that either own outright or that have licensed proprietary or patented compounds, excluding compounds being developed by IDDS or any of its Sublicensees.

                  3.2.4 In the event that the Parties do not enter into the M-6-G Option Agreement within 30 days of the Effective Date, or if entered into IDDS does not exercise the option therein granted, West may license the Chitosan-based Technology and Program IP in the Field of Use to third Persons for use with respect to morphine-6-glucuronide.

                  3.2.5 In the event of a Fentanyl license termination pursuant to Section 2.4, West may license the Chitosan-based Technology and Program IP in the Field of Use to third Persons for use with respect to Fentanyl.

                  3.2.6    Notwithstanding the foregoing, the provisions of
                           Section 3.2.1 and 3.2.2 hereof shall not apply to (a) compounds which are COX-2 Inhibitors or NSAIDS, (b) in the event that the Parties do not enter into the M-6-G Option Agreement within 30 days of the Effective Date, or if entered into IDDS does not exercise the option therein granted, morphine-6-glucuronide, and (c) in the event of a Fentanyl license termination pursuant to Section 2.4, Fentanyl.

4.       License Fees; Royalties.

         4.1 License Fees. Within 30 days following the Effective Date, IDDS shall pay to West the amount of $2,250,000.

         4.2 Sublicensing Fees. In the event that IDDS sublicenses any right granted hereunder to any Person listed on Schedule 2 hereto, then IDDS shall pay to West one-third the amount of any up-front license fees (excluding royalties on sales covered below) received by IDDS from such Sublicensees within ten business days of receipt thereof.

         4.3      Royalties on Sales by IDDS.

                  4.3.1 In consideration of the rights granted hereunder, IDDS shall pay to West/Nottingham a semi-annual royalty on the Net Sales Price of each Licensed Product sold or otherwise disposed of by IDDS and its Sublicensees pursuant to the applicable royalty rate in the specified territories as set forth below, in the case where West manufactures or packages the Licensed Product and in the alternative case where West does not perform manufacturing or packaging:

                                                              Western   Rest of
                           Product                    U.S.     Europe    World
                           -----------------------------------------------------

                           West Manufactures          ***%      ***%      ***%
                           Other Manufacturer         ***%      ***%      ***%


                           Each Licensed Product shall be considered sold or otherwise disposed of in the specified territory in which it is distributed for use. With respect to any sublicense granted by IDDS, IDDS shall be fully responsible for the reporting and payment to West/Nottingham of royalties and other payments due as a result of such sublicensing activities.

                  4.3.2 Royalties under this Section will be paid to West/Nottingham within 30 days following the end of each Royalty Payment Period. For purposes of computing royalties payable hereunder, amounts in currencies other than U.S. dollars will be converted into U.S. dollars at the official exchange rate of that country on the last business day of the applicable Royalty Payment Period under this Agreement. If transfer restrictions exist or are imposed that prevent payments from IDDS to West/Nottingham in U.S. dollars, upon receipt of regulatory approval of a Licensed Product the Parties agree to cooperate to procure whatever licenses or permits are required to obtain the waiver of those restrictions or otherwise to facilitate the conversion to U.S. dollars or to place the royalties on deposit at interest with a bank or like institution in such country in local currency for the account of West/Nottingham until such payments can be made.

         4.4      Minimum Royalties.

                  4.4.1 As a condition of maintaining the licenses (including without limitation the exclusivity thereof) granted hereunder, IDDS shall pay to West/Nottingham a minimum annual royalty equal to $*** per year for each Licensed Product that receives approval by a Regulatory Agency to be marketed (such as FDA approval of a New Drug Application) in any Major Market Country; provided, that IDDS shall pay only one minimum annual royalty for each Licensed Product if that Licensed Product receives such regulatory approval in more than one Major Market Country.


*** Represents material which has been omitted pursuant to an Application for Order Granting Confidential Treatment and filed separately with the Commission.

                  4.4.2 The minimum annual royalty requirement for each Licensed Product shall commence one year after the first such approval (the "Minimum Royalty Commencement Date") for such Licensed Product. If total royalty payments pursuant to Section 4.3 hereof for any Licensed Product in any one-year period commencing on the applicable Minimum Royalty Commencement Date or an anniversary thereof are less than $***, IDDS shall pay to West/Nottingham the shortfall within 30 days of the end of the following Royalty Reporting Period.

         4.5      Limitations on Payment of Royalties.

                  4.5.1 All existing monetary obligations of IDDS to West/Nottingham will cease with respect to any Licensed Product manufactured or sold in a given country where the activity in that country is no longer covered by at least one valid claim of a Licensed Patent then in force.

                  4.5.2 If in any proceeding before any court, agency, or tribunal involving the validity, infringement, or enforceability of any claim of any Licensed Patents, such claims have been held to be invalid, or not infringed, or unenforceable, by a final judgment, decrees, or decision from which no appeal can be taken, or from which no appeal is taken, then in that event IDDS and its Sublicensees shall thereafter be free of any royalty obligation hereunder as and to the invalid, non-infringed or unenforceable claims in the jurisdiction in which the underlying patent was granted, until or unless such coverage resumes.

         4.6 Manner of Payment. All amounts payable under this Agreement shall be in United States dollars by wire transfer of immediately available funds to an account or accounts specified in writing by West at least five days prior to the due date thereof

         4.7 Interest. Any required royalty payments not made for any reason on or before the due date specified in Section 4.3.2 shall bear interest at the U.S. prime interest rate for short-term funds plus two percentage points from such due date until the date it is received. The interest will be calculated on a daily average basis.

         4.8 Tax Withholding. No federal, state or local taxes, assessments or other charges owed by West/Nottingham on any royalty payments made under this Agreement shall be withheld or deducted by IDDS from such payments, except as hereinafter provided. If IDDS shall be required by the laws of any jurisdiction to deduct or withhold from any payment to West or West/Nottingham any income taxes that may be levied against them, IDDS may deduct such income taxes, provided that it promptly furnishes to West an original or duplicate tax receipt evidencing the payment of such taxes to the appropriate authority.

*** Represents material which has been omitted pursuant to an Application for Order Granting Confidential Treatment and filed separately with the Commission.

         4.9      Reports and Audit.

                  4.9.1 Periodic Reports. IDDS will deliver to West, simultaneously with the payment of royalties, and otherwise within 30 days after the end of each Royalty Report Period, a written report signed by a responsible officer of IDDS showing the amount of Licensed Products sold during the applicable period and sums received, as the case may be, and calculation of the Net Sales Price for such Licensed Products and the payment due. If no payments are due for the period, the report will so state.

                  4.9.2 Record Keeping. IDDS will keep at its principal place of business (or such other address as it notifies to West) accurate records showing the total amount of Licensed Products sold or otherwise disposed of during the immediately preceding three years and all items of deduction in arriving at the Net Sales Price.

                  4.9.3 Audit. IDDS and each Sublicensee that makes any sales of Licensed Products will permit its books and records of sales of Licensed Products to be examined from time to time, no more often than annually, upon 30 days' written notice, and to the extent necessary to verify the accuracy of the royalty reports hereunder, such examination to be made by an-independent auditor appointed by West and reasonably acceptable to IDDS and the Sublicensees whose books are to be examined. Such auditor may review any book, record, voucher, receipt or invoice relating to the manufacture, sale or other disposition of the Licensed Products, or of the make-up of the invoice therefor; and all other facts or matters relating to the calculation of the amount of royalty due (including papers and vouchers received from all Sublicensees). IDDS shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the Sublicensee to make reports to IDDS, to keep and maintain books and records of sales made pursuant to such sublicense and to grant access to such books and records by West's independent auditor to the same extent and under the same obligations as required of IDDS under this Agreement.

                  4.9.4 Audit Report and Disputes Thereon. The auditor will report in writing to West the Net Sales Price of all Licensed Products sold or otherwise disposed of, and the calculation of royalties payable, for the period under audit, and other appropriate information reviewed in the course of the audit. West shall share this audit report with IDDS. If such auditor concludes that an overpayment or underpayment was made, then the owing Party shall pay the amount due within 30 days of the date West delivers such auditor's written report ~to IDDS. If IDDS disputes the conclusion of the auditor, then the parties will resolve the dispute according to Section 9.7 hereof The fees charged by such auditor shall be paid by West unless the audit discloses that the additional payments payable by IDDS for the audited period differ by more than 5% of the payments actually made for such period, in which case IDDS shall pay the reasonable fees and expenses charged by the auditor. Upon expiration or termination of this Agreement for any reason, West will have the right to have a final audit conducted by an independent auditor appointed by West and paid for in accordance with the foregoing.

                  4.9.5 Delivery of Final Report. IDDS will deliver to West a final written report within 30 days after the date of the termination of this Agreement detailing sales or other dispositions of each Licensed Product upon which royalty payments are payable to West/Nottingham. Concurrent with the delivery of such written report, IDDS will pay to West/Nottingham the balance of all royalties due and payable to West/Nottingham.

5.       Patents.

         5.1 Filing. Prosecution and Maintenance of Patents. West and West/Nottingham shall, at their own cost and expense:

                  5.1.1 take all commercially reasonable steps required to maintain the Licensed Patents in full force and effect;

                  5.1.2 be responsible for the day-to-day activities associated with filing and prosecuting applications for the Licensed Patents;

                  5.1.3 at IDDS's reasonable request, provide IDDS copies of any papers relating to the filing, prosecution and maintenance of the Licensed Patents.

         5.2 Cooperation of IDDS. IDDS shall, at its own cost and expense, cooperate in providing information to assist West with the prosecution of the Licensed Patents.

         5.3 Abandonment of Patents. In the event that West and/or West/Nottingham desires to discontinue maintenance or prosecution of any Licensed Patent, West and/or West/Nottingham shall so inform IDDS and, if IDDS requests, West and/or West/Nottingham shall assign to IDDS such Licensed Patent. IDDS shall thereafter be responsible for all costs and expenses relating to such patent, and any obligation by IDDS to pay royalties with respect to such patent shall terminate.

         5.4      Infringement.

                  5.4.1 West and IDDS each shall give immediate notice to the other of any potential or actual infringement by a third Person of any Licensed Patent of which they become aware or of any certification of which they become aware filed under the United States "Drug Price Competition and Patent Term Restoration Act of 1984" claiming that any Licensed Patents covering the Licensed Products are invalid or unenforceable or that infringement will not arise from the manufacture, use or sale of Licensed Products by a third Person.

                  5.4.2 West shall have the first right to settle with the infringer or to bring suit or other proceeding against the infringer in its own name, or after consultation with IDDS, in the name of IDDS where necessary. IDDS shall be kept advised at all times of such suit or proceeding brought by West. IDDS may, in its discretion, join West as party to the suit or other proceeding, provided that West shall retain control of the prosecution of such suit or proceedings. IDDS agrees to cooperate with West in its efforts to protect such Licensed Patents.

                  5.4.3 If West does not settle with the infringer or bring suit or other proceeding u against the infringer within 45 days of receipt of notice of such infringement, IDDS may in its discretion, bring suit or other proceeding at its expense against the infringer, provided that IDDS shall first consult with West as to whether such act(s) by a third Person reasonably constitute infringement and whether it is commercially advisable to bring such suit or proceeding, as reasonably determined by West and IDDS, jointly. West shall be kept advised at all times of such suit or proceedings brought by IDDS. West may, in its discretion, join IDDS as party to the suit or other proceeding, provided that IDDS shall retain control of the prosecution of such suit or proceedings. West agrees to cooperate with IDDS in its efforts to protect the Licensed Patents, including joining as a party where necessary. IDDS agrees to prosecute diligently any suit or proceeding it initiates under this Section.

                  5.4.4 Each Party will bear its own expenses with respect to any suit or other proceeding against an infringer. Any recovery in connection with such suit or proceeding will first be applied to reimburse West and IDDS for their out-of-pocket expenses, including attorney's fees. The balance of any recovery shall be divided between t?ie Parties in proportion to the respective loss suffered or as would be suffered by the Parties resulting from the infringement.

6.       Certain Covenants.

         6.1 Post-Launch Promotion. IDDS will use commercially reasonable efforts to promote and sell Licensed Products in Major Market Countries and in all other countries either directly or through Affiliates or Sublicensees, where a commercially attractive market opportunity exists. For the sake of certainty and the avoidance of doubt, the parties agree that, as used herein, "commercially reasonable efforts" are those commercial efforts IDDS uses in promoting and selling similar products in the Field of Use, provided that such efforts are no less than those typically used in the pharmaceutical industry for promoting and selling products of similar value in the Field of Use.

         6.2 Reporting to West. IDDS shall provide to West, no less frequently than semiannually, the following information:

                  6.2.1 a report to West in a format reasonably acceptable to West describing the status of IDDS's development and commercialization efforts with respect to the Licensed Products, and

                  6.2.2 provide West with a summary balance sheet for the previous six months.

         6.3 Use of Up-Front Sublicensing Fees. In the event that IDDS sublicenses any rights granted hereunder and receives any up-front license fees with respect thereto, IDDS shall use such fees (including without limitation the two-thirds of the fees retained by IDDS pursuant to Section 4.2 hereof) for the development, commercialization, promotion and sale of Licensed Products to the extent necessary to satisfy its then existing obligations under this Agreement and all other agreements among the Parties and consistent with its fiduciary responsibilities to its stockholders.

7.       Term and Termination.

         7.1 Term and Expiration. This Agreement shall become effective as of the Effective Date and, unless terminated earlier pursuant to this Section, shall remain in effect until the last to expire of the Licensed Patents.

         7.2 Termination. As used in this Section 7, West and/or West/Nottingham are sometimes referred to as "Licensor" and IDDS is sometimes referred to as "Licensee." This Agreement and the licenses herein granted may be terminated as follows:

                  7.2.1    By mutual consent of the Parties at any time.

                  7.2.2 By either Licensee or Licensor upon written notice to the other Party:

                           (a) in the event of a default by the other Party in the due observance or performance of any covenant, condition or limitation of this Agreement, any R&D Agreement, the Clinical Manufacturing Agreement, the Development Milestone and Option Agreement or the M-6-G Option Agreement, but only if the defaulting Party will not have remedied its default within 30 days (or within five business days in the event of a default under Section 4.1, 4.2, 4.3 or 4.4) after receipt of written notice of such default from the non-defaulting party; or

                           (b)      if the other Party is adjudicated a
                                    bankrupt, if insolvency, bankruptcy,
                                    reorganization, debt adjustment or
                                    liquidation proceedings are instituted
                                    against such Party and not dismissed within 60 days after the institution thereof if a receiver or trustee is appointed for such party and its assets, or if such Party makes a general assignment for the benefit of its creditors.

                  7.2.3 By Licensee, in whole or in part with respect to those Identified Compounds the use of which requires chitosan, in the event that the FDA does not allow the use of chitosan in Licensed Products as contemplated hereunder.

         7.3      Effect of Termination.

                  7.3.1 Upon termination of this Agreement under Section 7.2 hereof Licensee and all Sublicensees hereunder shall cease and desist from any and all manufacture, use and sale of any Licensed Product that actually infringes any then-existing Licensed Patent in the country of manufacture, use or sale. The restriction of this Section 7.3.1 shall not apply to any Licensed Products in inventory or in the manufacturing process before notice of termination was given.

                  7.3.2 In the event of termination of this Agreement by Licensor pursuant to Section 7.2.2(b), the restriction of Section 7.3.1 shall not apply to the manufacture, use and sales of any Licensed Product by any Sublicensee under any sublicense in effect prior to the date of Licensee's insolvency, bankruptcy, reorganization, debt adjustment or liquidation proceedings, provided that (a) such Sublicensee is not in breach of any provision of its sublicense and such sublicense is not subject to termination by Licensee, and (b) such Sublicensee agrees to make royalty payments to Licensor with respect to the manufacture, use and sales of Licensed Products by such Sublicensee. Such sublicensd shall terminate and any such Sublicensees shall cease and desist from any and all manufacture, use and sale of any Licensed Product if such Sublicensee fails to make or is prohibited from making royalty payments to Licensor with respect to such manufacture, use or sale.

                  7.3.3 In addition, in the event of such termination for any reason other than breach of this Agreement by
                           Licensor:

                           (a) Licensee shall transfer to Licensor all final or pending approvals from and all filings with any Regulatory Agency for all Licensed Products (including without limitation the Investigational New Drug Application held by West with respect to morphine if IDDS cross-files such IND pursuant to the Development Milestone and Option Agreement to be entered into among the Parties; and

                           (b) Licensee and Licensor shall enter into a written license agreement, containing such terms and conditions as are usual and customary in agreements of the type, whereby Licensee, to the extent it has grantable rights, shall grant to Licensor an exclusive (with right to sublicense), worldwide, fully paid-up, royalty-free, perpetual license to:

                                    (i)          All inventions and patents
                                                 worldwide made by Licensee
                                                 arising out of activities under
                                                 this Agreement to the-extent
                                                 they relate to Identified
                                                 Compounds in the Field of Use;

                                    (ii)         To the extent they relate to
                                                 Identified Compounds in the
                                                 Field of Use, all licenses,
                                                 rights, permissions and
                                                 freedom-to-operate grants
                                                 worldwide acquired from third
                                                 parties by Licensee; and

                                    (iii)        All Program IP arising under
                                                 this Agreement and the
                                                 R&D Agreements.


         7.4 Survival. Notwithstanding the termination of this Agreement, all rights and obligations that by their terms survive termination shall remain unaffected until the complete satisfaction or expiration thereof including Licensee's obligation to submit all required reports and to pay all amounts due and payable as of the date of termination in the manner provided by this Agreement.

8.       Representations and Disclaimer.

         8.1 Representations by West and West/Nottingham. Each of West and West/Nottingham represents and warrants to IDDS:

                  8.1.1 It has the full legal right, power and authority to enter into this Agreement.

                  8.1.2 It has not entered, and will not enter, into any agreement that conflicts with the provisions of this Agreement.

                  8.1.3 To its knowledge, the Licensed Patents do not infringe any valid right of any third Person.

                  8.1.4 To its knowledge, West/Nottingham has all right, title and interest in and to the Licensed Patents, free and clear of all liens, charges and encumbrances of any kind whatsoever.

                  8.1.5 To its knowledge, there is no pending, and it has received no written notice of any, claim of infringement, interference or invalidity regarding any part or all of the Licensed Patents and their use as contemplated in the underlying patent applications as presently drafted.

                  8.1.6 It has not granted any license, option or other rights under the Licensed Patents in the Field of Use to third Persons, and to their knowledge, no third Person has any valid claim with respect thereto.

         8.2 Representations by Paramount and IDDS. IDDS represents and warrants to West and West/Nottingham:

                  8.2.1 It has the full legal right, power and authority to enter in this Agreement.

                  8.2.2 It has not entered, and will not enter, into any agreement that conflicts with the provisions of this Agreement.

         8.3 Disclaimer of Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER WEST NOR WEST/NOTTINGHAM MAKES ANY REPRESENTATIONS, GUARANTEE OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO REPRESENTATIONS OR WARRANTIES TO THE VALIDITY OR SCOPE OF ANY LICENSED PATENT OR THE RESULTS TO BE EXPECTED FROM IDDS'S USE OF ANY INVENTION OR PROCESS CONTAINED IN THE LICENSED PATENTS OR FROM THE MANUFACTURE, USE OR SALE OF THE LICENSED PRODUCTS. NEITHER WEST NOR WEST/NOTTINGHAM NOR ANY AFFILIATE OF EITHER OF THEM SHALL HAVE ANY RESPONSIBILITY TO IDDS OR OTHERS UNDER ANY LEGAL PRINCIPLE FOR THE ABILITY OF IDDS TO USE ANY LICENSED PATENTS; FOR THE QUALITY OR PERFORMANCE OF ANY LICENSED PRODUCT MANUFACTURED UNDER THE LICENSED PATENTS; FOR CLAIMS OF THIRD PERSONS RELATING TO ANY LICENSED PRODUCT MANUFACTURED OR SOLD BY IDDS OR ANY SUBLICENSEE HEREUNDER, OR FOR ANY FAILURE IN PRODUCTION, DESIGN OR OPERATION OF ANY LICENSED PRODUCT MANUFACTURED OR SOLD BY ANY OF THEM. WEST AND WEST/NOTTINGHAM DISCLAIM ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE. IN NO EVENT SHALL WEST, WEST/NOTTINGHAM OR ANY AFFILIATE OF EITHER OF THEM BE LIABLE TO IDDS OR ANY SUBLICENSEE FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES UNDER THIS AGREEMENT OR OTHERWISE, REGARDLESS OF WHETHER WEST OR WEST/NOTTINGHAM OR ANY AFFILIATE OF EITHER OF THEM KNEW OR HAD REASON TO KNOW OF THE POSSIBILITY OF SUCH DAMAGES.

         8.4      Indemnification.

                  8.4.1 West and West/Nottingham shall indemnify, defend and hold IDDS harmless from and against all costs and damages (including reasonable attorneys' fees) to the extent arising from West's or West/Nottingham's breach of any representation contained in Section 8.1 hereof

                  8.4.2 IDDS shall indemnify, defend and hold West and West/Nottingham harmless from and against all costs and damages (including reasonable attorneys' fees) to the extent arising from IDDS's breach of any representation contained in Section 8.2 hereof

                  8.4.3 If any Party hereto intends to seek indemnity under this Section 8.4, it shall promptly notify the indemnifying Party of such claim. The Parties shall cooperate and shall use their best efforts to find a suitable defense to and/or resolution of any such claim. The indemnifying Party shall be entitled to settle or assume the defense of any such claim, provided that any settlement (other than a settlement involving solely the payment of money) shall be subject to the approval of the indemnified Party, which shall not be unreasonably withheld or delayed.

9        Miscellaneous Provisions.

         9.1 Force Majeure. No Party hereto shall be held liable or responsible to any other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of the Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the Party failing to perform or delayed in performing including, but not limited to, fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or any other Party.

         9.2 Assignment. This Agreement may not be assigned or otherwise transferred by any Party without the consent of the other parties; provided, however that either Party may, without such consent, assign this Agreement and its rights and obligations hereunder to its Affiliates or in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger or consolidation or change in control or similar transaction. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

         9.3 Marking. IDDS agrees that all Licensed Products that are sold by IDDS or any Sublicensees will be marked with the number(s) of the applicable Licensed Patents licensed hereunder in accordance with each country's patent laws.

         9.4 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affect the substantive rights of the parties. The parties shall in such an instance use reasonable efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

         9.5 Notices Any notice or other communication pursuant to this Agreement will be deemed duly made or given: (i) when delivered by hand; (ii) five business days after it is mailed, certified or return receipt request, with postage prepaid;
                  (iii) when sent, if sent by telecopy (with receipt confirmed) or (iv) when receipt is signed for when sent by Federal Express, DHL or other express delivery service. Notices will be addressed as follows:

                  If to West or West/Nottingham to:

                           West Pharmaceutical Services, Inc.
                           101 Gordon Drive
                           Lionville, Pennsylvania 19341
                           Attention:  Division President, Drug Delivery Systems
                           Telecopier: 610 594-3013

                  With a required copy to:

                           West Pharmaceutical Services, Inc.
                           101 Gordon Drive
                           Lionville, Pennsylvania 19341
                           Attention:  General Counsel
                           Telecopier: 610 594-3013

                  If to IDDS, to:

                           Innovative Drug Delivery Systems, Inc.
                           787 Seventh Avenue
                           New York, NY 10019
                           Attention:  David M. Tanen
                           Telecopier: 212 554-4355

         9.6 Governing Law/Jurisdiction. This Agreement is acknowledged to have been made in and shall be construed, governed, interpreted and applied in accordance with the federal patent laws and the laws of the Commonwealth of Pennsylvania, without giving effect to its conflict of laws provisions. The state and federal courts in Pennsylvania shall have exclusive jurisdiction over any litigation arising under this Agreement.

         9.7 Arbitration Clause. Any controversy or claim arising out of or relating to this Agreement or the breach thereof which remains unsettled following diligent efforts by each Party to reach a mutually acceptable resolution of such claim or. controversy, shall be settled by arbitration administered by the American Arbitration Association and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof In any arbitration hereunder the non-prevailing Party shall bear the costs of the prevailing Party. This Section shall not prevent any Party from seeking equitable relief

         9.8 Entire Agreement. This Agreement, the Confidentiality Agreement among the Parties entered into as of the Effective Date and the Letter of Intent constitute the entire Agreement between the parties with respect to the subject matter hereof and supersede all proposals, oral or written, purchase orders, confidentiality agreements and all other communications between the parties with respect to such subject matter.

         9.9 Modifications The terms and conditions of this Agreement may be amended only by a written instrument duly executed by the parties.

         9.10 Headings. The headings and captions preceding the Sections hereof are inserted solely for convenience of reference, and will not constitute part of this Agreement, nor will they affect its meaning, construction or effect.

         9.11 Independent Contractors. It is expressly agreed that West and West/Nottingham, on one hand, and Paramount and IDDS, on the other hand, are independent contractors with respect to this Agreement and that the relationship between them created by this Agreement shall not constitute a partnership, joint venture or agency. No Party hereto shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on any other Party, without the prior consent of the Party to do so.

         9.12 Waiver. The waiver by any Party of any right hereunder or the failure to perform or of a breach by any other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

         9.13 Counterparts. The Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have duly caused this Agreement to be to bc executed by their respective duly authorized officers.



INNOVATIVE DRUG DELIVERY SYSTEMS, INC.




By:  /s/ Mark C. Rogers, M.D.
    ---------------------------------------------------------------
    Mark C. Rogers, M.D.
    Chainman


WEST PHARMACEUTICAL SERVICES, INC.



By: /s/ Donald E. Morel Jr.
    ---------------------------------------------------------------
    Donald E. Morel Jr.,
    Division President,
    Drug Delivery Systems


WEST PHARMACEUTICAL SERVICES DRUG DELIVERY &
CLINICAL RESEARCH CENTRE LTD.




By: /s/ Donald E. Morel Jr
    ---------------------------------------------------------------
    Donald E. Morel Jr.,
    Chairman

                                   Schedule 1
                                Patent Portfolio

--------------------------------------------------------------------------------
Patent No.                                Granted        Expiry
--------------------------------------------------------------------------------
Composition for Nasal Administration
(WESR/P11435,); Nasal Morphine and M-6-G

5629011                                   USA            July 12, 2013
665806                                    Australia      February 4, 2013
2277682                                   UK             February 4,2013
306283                                    Norway         February 4,2013
0625044                                   EPO            February 4,2013
5554388                                   USA            September 2013
0460020                                   EPO            February 2010
301692                                    Norway         February  2010
2127805                                   Canada         Examination Requested
5-513869                                  Japan          Examination Requested
Intranasal Fentanyl
98/47535                                  PCT
Intranasal Midazolam
2317562                                   UK             July 20l6
712621                                    Australia      July 2016
--------------------------------------------------------------------------------


                                      1-1

                                   Schedule 2

                         Certain Identified Sublicensees

Baxter Healthcare Corporation
Ethypharm
Helsinn Healthcare SA.
Kyowa Hakko Kogyo Co., LTD
Grunenthal GmbH
Laboratorios Andromaco SA.
Link Pharmaceuticals, LTD
Nycomed Pharma
Pohl-Boskamp Co.







                                      2-1

                                    EXHIBIT A


                        Summary of Terms of M-6-G Option

Pursuant to the Letter of Intent, IDDS and West intended to develop several products, including Morphine-6-glucuronide ("M-6-G"), for treating pain and in a formulation employing the technologies licensed under this Agreement. IDDS has concluded not to proceed to develop a product incorporating M-6-G and West's technologies at the present time, but wants the right to decide in the near future whether to do so.

West desires to grant IDDS the right to develop an M-6-G product employing West's technologies, provided that West is compensated for the delay and provided further that provisions are made for the mitigation of the effects of the delay on the ultimate timeliness and value of an M-6-G Licensed Product, according to the following terms and conditions:

OPTION: West shall grant to IDDS an option to license the Licensed Patents respecting M-6-G as if M-6-G were included as an Identified Compound in this Agreement. IDDS may exercise the option at any time for a period of 90 days following the execution of the M-6-G Option Agreement.

OPTION CONSIDERATION: In consideration of the grant of the option, IDDS shall pay to West the amount of $*** upon signing of the option agreement.

TERMS OF LICENSE: If IDDS exercises the option, the license with respect to M-6-G shall provide for a license fee of $*** payable at signing of the license agreement, and milestone payments as follows:

         Completion of Phase I/II clinical trial           $ ***
         Start of Phase III trial                            ***
         First NDA or similar filing                         ***
         NDA Approval                                        ***

Definitions respecting the Milestones will be conformed with those provided in the Letter of Intent for other Identified Compounds requiring comparable milestone payments.

TERMS OF R&D AGREEMENT: If IDDS exercises the option, the Parties will enter into a research and development agreement pursuant to which West will perform pre-clinical development services, which shall contain terms and conditions consistent with those specified in the Letter of Intent with respect to M-6-G, provided that such R&D Agreement shall also provide that IDDS need not commence development work on a Licensed Product containing M-6-G and chitosan until the FDA allows (by way of a pre-Phase III meeting or otherwise) the commencement of Phase III clinical studies with respect to a Licensed Product containing opioid alkaloid morphine and/or a salt thereof and chitosan.

Unless separately defined herein, all capitalized terms used herein have the same meaning as those terms used in the License Agreement.



*** Represents material which has been omitted pursuant to an Application for Order Granting Confidential Treatment and filed separately with the Commission.



                                      2-1